OLD POINT FINANCIAL CORPORATION ANNOUNCES APPOINTMENT OF
JEFFREY W. FARRAR AS NEW CHIEF FINANCIAL OFFICER

Hampton, Va., May 23, 2017 (PR NEWSWIRE) – Jeffrey W. Farrar has been appointed Executive Vice President and Chief Financial Officer (CFO) of Old Point National Bank and Senior Vice President and Chief Financial Officer (CFO) of Old Point Financial Corporation (NASDAQ: OPOF).  Mr. Farrar began his career in public accounting with BDO Seidman and has more than 20 years of direct experience in banking. He served for 18 years as CFO for StellarOne Corporation, a $3 billion bank holding company, and its predecessor companies and as Director of Wealth Management, Mortgage and Insurance for Union Bankshares Corporation for the past 3 years. Mr. Farrar earned his B.S. in accounting from Virginia Tech, his MBA from Virginia Commonwealth University and is a Certified Public Accountant.

"Jeff's deep financial and banking acumen will benefit the institution greatly as Old Point executes on its strategic plan. Jeff will be an integral part of the development and execution of our strategies for profit improvement and growth," said Rob Shuford, Jr., President and Chief Executive Officer of Old Point National Bank.

In January of 2017, Old Point's current CFO, Laurie Grabow, announced her intention to retire in the summer of 2017. Old Point engaged Kaplan Partners, an executive search firm headquartered in Philadelphia, to lead the search for a new Chief Financial Officer. Like many Old Point employees, Laurie worked in different areas of the bank throughout her career, starting in 1986 as Assistant Vice President of Operations. In 1995, she was named Audit Director and in 2000, Chief Financial Officer of Old Point National Bank and Old Point Financial Corporation.

Old Point Financial Corporation's Chairman, Robert F. Shuford, Sr. said, "Laurie contributed greatly to the growth of this organization and will be deeply missed. However, at Old Point we value family, so we are delighted that Laurie will be able to spend more quality time with both her children and grandchildren."

Old Point Financial Corporation (NASDAQ: OPOF) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. For more information, contact Erin Black, Senior Vice President/Marketing Director, at eblack@oldpoint.com. OldPoint.com